Exhibit 99.1

XL Capital Ltd XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES SECOND QUARTER 2009 RESULTS

•	Book value per ordinary share increased by 26% to $18.89 at June 30, 2009
•	P&C operations Combined Ratio of 93.0%
•	Total Shareholders’ Equity of $7.5 billion, up from $6.1 billion
•	Net income available to ordinary shareholders of $79.9 million or $0.23 per ordinary share
•	Operating income1 of $162.6 million or $0.47 per ordinary share, or $0.86 per ordinary share, excluding foreign exchange losses

HAMILTON, BERMUDA – July 28, 2009 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2009 results.

Commenting on the Company’s performance, Chief Executive Officer, Michael S. McGavick, said: “Finally!  We are pleased to report a quarter in which the strength of the XL franchise shines through clearly, despite challenging market conditions in the sector.

“It is also pleasing to be able to prove that investment portfolio accounting marks can go up as well as down.  For the quarter, we are reporting a 26% increase in XL’s book value per ordinary share to $18.89 and a 31% increase in tangible book value per ordinary share to $16.41.

___________________________
1 Defined as net income (loss) excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax,  for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora Holdings Ltd. (“Syncora”), as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares. “Operating income” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) available to ordinary shareholders.

“This was another turbulent quarter for foreign exchange markets with the US Dollar reversing some of its strengthening of recent quarters and the overall impact on XL, inclusive of the income statement impact, was a net increase in Shareholders’ Equity of $143.7 million after tax.  The income statement impact of foreign exchange movements was an after tax loss of $132.6 million and this was the principal contributor to the reduction of net income and operating income from the prior year quarter.  Excluding this item, operating income increased from the prior year quarter reflecting the strength of our core business.

“Gross Premiums Written for our P&C operations is down 16% for the quarter year on year, a significant improvement on the trend last quarter and reflecting the month on month improvement that we noted during our first quarter earnings call.  This reflects both increased selected new business generation this quarter as well as continued improvements in retention and pricing. Going forward, our recently announced agreement with National Indemnity Company relating to our 'Side A' professional book should further contribute to our new business production.

“Our P&C operations’ combined ratio of 93.0% in the second quarter is an improvement over the full year 2008 and only slightly higher than the same quarter last year.  This strong result reflects the consistent strength of our underwriting discipline and strong reserve position.

“During the second quarter we continued de-risking our investment portfolio.  We have essentially completed the asset sales associated with our fourth quarter restructuring charge and continue transitioning the portfolio to one that is more typical of a P&C focused operation.  On a year-to-date basis we have reduced our exposure to more volatile asset classes by $3.5 billion.  At June 30, 2009, XL had $17.2 billion of its $32.0 billion fixed income portfolio in cash, government, government related and agency or agency-guaranteed securities.

“XL continues to attract new talent including significant additions to our underwriting teams around the world.  We have done this while remaining on track in terms of reducing our underlying operating expense base.  Our two previously announced programs in this regard are both on target in terms of cost, savings and timing.  We recorded costs of $9.1 million in the quarter in connection with these programs.

“This quarter for XL marks a return to positive growth in shareholder value while we continue to deliver solid operating performance.  We are on track with everything we set out to do and the benefits are showing as expected.  XL is back to competing from the front foot.”

He concluded: “As our results indicate, XL is stable with strong capital, but we are not yet satisfied. We now have the ability to make the franchise great once again by remaining focused on delivering value to shareholders and clients.”

2009 Second Quarter Summary Financial Results
Three Months Ended June 30
(US Dollars in thousands except per share amounts)
				(Per Share -Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$79,949	$237,851	-66%	$0.23	$1.33	-83%
Operating income	162,648	266,205	-39%	0.47	1.49	-68%

The Company produced net income for the second quarter of $79.9 million or $0.23 per ordinary share, compared to $237.9 million or $1.33 per ordinary share for the second quarter of 2008.  Operating income was $162.6 million, or $0.47 per ordinary share, compared to $266.2 million, or $1.49 per ordinary share in the second quarter of 2008.

The decrease in net and operating income in the quarter was in part driven by a foreign exchange loss of $145.2 million which results from the weakening of the US dollar against other major currencies, primarily Sterling.  Also impacting the reduction in net and operating income during the quarter was a decline in net investment income of $112.0 million compared to the second quarter of 2008.  Partially offsetting these impacts, the Company recorded a profit of $41.5 million from the investment fund and investment management affiliates compared to a loss of $18.7 million in the prior year quarter.

Net investment income for the quarter was $328.3 million compared to $440.4 million in the prior year quarter. Net investment income from P&C operations, excluding investment income from structured products, decreased 26.7% from the prior year quarter to $218.5 million.  This decrease was primarily due to lower investment yields, driven by both the impact of lower US LIBOR rates on floating rate structured credit assets, and higher allocations to lower yielding US Treasuries, Agencies and cash as a result of continued de-risking activities.

Pre-tax net realized investment losses for the quarter were $80.4 million compared to a gain of $2.0 million in the second quarter of 2008. The loss for the second quarter of 2009 included other than temporary impairments, net of non-credit impairments, totaling $84.9 million, partially offset by realized gains on securities sales of $4.5 million.  The realized gain in the second quarter of 2008 included other than temporary impairments of $47.7 million.  As a result of new accounting guidance that became effective this quarter, the Company recorded $30.7 million of non-credit related Other than Temporary Impairment ("OTTI") in shareholders’ equity and recorded a transitional adjustment on the implementation of this guidance of $229.7 million that increased both unrealized losses on investments and retained earnings.

The annualized return on ordinary shareholders’ equity, based on operating income, was 11.2% for the quarter as compared to 13.3% in the prior year quarter.

For the first half of 2009, the Company produced net income of $258.3 million or $0.76 per ordinary share, compared to $449.7 million or $2.52 per ordinary share, for the prior year period.  Operating income was $375.1 million or $1.11 per ordinary share, compared to $543.1 million or $3.04 per ordinary share in the prior year period.  The annualized return on ordinary shareholders’ equity, based on operating income, was 12.9% for the first half of 2009 compared to 13.0% in the prior year period.

P&C Operations
Three Months Ended June 30
(US Dollars in thousands)
	2009	2008
Gross Premiums Written	$1,501,190	$1,786,231
Net Premiums Written	1,078,278	1,359,467
Net Premiums Earned	1,281,749	1,508,787
Underwriting Income	89,439	126,356
Loss Ratio	60.8%	62.2%
Expense Ratio	32.2%	29.4%
Combined Ratio	93.0%	91.6%

•
P&C Gross and Net Premiums Written declined from the prior year quarter primarily due to planned reductions in long-term agreements, strengthening of the US dollar compared to the second quarter of 2008 and planned reductions in our financial lines business units.  Also impacting the decline is continued competitive pricing in certain lines.

•	P&C Net Premiums Earned included $881.5 million from the Insurance segment and $400.3 million from the Reinsurance segment.
•
The loss ratio for the quarter was 60.8% compared to 62.2% for the second quarter of 2008.  Included in the current quarter loss ratio was prior period favorable development of $89.6 million compared to $182.5 million in the second quarter of 2008.

•
The second quarter 2009 loss ratio was not impacted by any new natural peril catastrophe losses compared to the second quarter of 2008, which had catastrophe losses, net of reinstatement premiums, of $98.1 million.

•
The expense ratio during the quarter includes charges of approximately $9.1 million related to the Company’s previously announced cost reduction efforts, of which $4.1 million and $3.0 million relate to the Insurance and Reinsurance segments, respectively.

•
The P&C combined ratio for the quarter was 93.0% compared to 91.6% for the quarter ended June 30, 2008.  Excluding the charges for the cost reduction initiatives, the current quarter combined ratio would have been 92.4%.

Capital Position

Book value per ordinary share was $18.89 as compared to $15.02 at March 31, 2009.

Net unrealized losses on investments, net of tax, were $3.2 billion at June 30, 2009 compared with net unrealized losses, net of tax of $4.0 billion at March 31, 2009. The decrease in net unrealized losses for the quarter in the Company’s P&C operations was substantially due to the tightening of credit spreads on both corporate and structured credit assets, offset by the impact of increase in US Government interest rates.  The decrease in net unrealized losses in the Company’s Life operations was a result of tightening credit spreads in Sterling and Euro corporate credit spreads, and particularly hybrid corporate financials, offset by the effect of increases in interest rates.  The reported decrease of $0.8 billion in unrealized losses during the quarter comprises an increase of $1.0 billion in the value of the investment portfolio offset in part by the transitional adjustment of $229.7 million referred to above.

Further details of the results for the quarter and of the Company's fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively.  These documents are both dated July 28, 2009 and are available from the Investor Relations section of the XL Capital website.

The Company will host a conference call to discuss its Second Quarter results on Wednesday, July 29, 2009 at 10.00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 1916647. The webcast will be available at www.xlcapital.com and will be archived on XL’s website from approximately 1:00 p.m. Eastern Time on July 29, 2009, through midnight Eastern Time on August 29, 2009. A telephone replay of the conference call will also be available beginning at 2:00 p.m. Eastern Time on July 29, 2009, until midnight Eastern Time on August 20, 2009, by dialing (800) 642-1687 or (706) 645-9291, Conference ID# 1916647.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) other changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (e) developments, including uncertainties related to the depth and duration of the current recession, and future volatility in the world's credit, financial and capital markets that adversely affect the performance and valuation of XL's investments or access to such markets; (f) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; (g) changes to the Company's assumptions as to whether it has the ability and intent to hold available-for-sale securities to recovery; (h) the potential effects of domestic and foreign regulatory developments, including those which could impact the financial markets or increase XL's business costs and required capital levels; (i) the ability of XL's subsidiaries to pay dividends to the Company; (j) changes in the size of XL's claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date (k) the potential that the agreement with National Indemnity Company with respect to “Side A” directors and officers liability policies may not produce the anticipated benefits; and (l) the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise..

# # #

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Six Months Ended
Income Statement Data:	June 30		June 30
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Revenues:
Gross premiums written :
- P&C operations	$1,501,190	$1,786,231	$3,379,418	$4,487,125
- Life operations	150,711	161,251	285,823	396,209

Net premiums written :
- P&C operations	1,078,278	1,359,467	2,583,589	3,496,020
- Life operations	140,674	150,933	262,259	375,146

Net premiums earned :
- P&C operations	1,281,749	1,508,787	2,603,436	3,061,567
- Life operations	147,951	172,935	277,785	332,517

Net investment income	328,348	440,352	676,314	939,581
Net realized (losses) gains on investments	(80,430)	2,040	(332,367)	(100,211)
Net realized and unrealized (losses) gains on derivative instruments	969	8,124	(438)	52,806
Net income (loss) from investment affiliates	37,086	(20,435)	10,193	(8,636)
Fee and other income	9,796	12,796	21,954	21,087
Total revenues	$1,725,469	$2,124,599	$3,256,877	$4,298,711
Expenses:
Net losses and loss expenses incurred	$779,628	$938,585	$1,569,911	$1,939,478
Claims and policy benefits	174,588	209,725	332,547	406,024
Acquisition costs	223,272	246,237	441,491	512,534
Operating expenses	264,219	298,298	532,606	562,122
Exchange (gains) losses	145,221	7,936	120,597	75,681
Interest expense	54,198	65,441	115,539	189,553
Amortization of intangible assets	464	420	929	840
Total expenses	$1,641,590	$1,766,642	$3,113,620	$3,686,232

Net income before non-controlling interest, income tax
and net income from operating affiliates	$83,879	$357,957	$143,257	$612,479

Non-controlling interest in net income of subsidiary	(40)	-	(40)	-
Income tax	16,045	51,205	61,998	81,907
Net loss (income) from operating affiliates	(17,667)	68,901	(7,339)	48,348

Net income attributable to XL Capital Ltd.	$85,541	$237,851	$88,638	$482,224
Preference share dividends	(5,592)	-	(42,126)	(32,500)
Gain on repurchase of Series C preference ordinary shares	-	-	211,816	-
Net income available to ordinary shareholders	$79,949	$237,851	$258,328	$449,724

SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	June 30, 2009	December 31, 2008
	(Unaudited)	(Note 1)

Total investments available for sale	$27,738,956	$27,464,510

Cash and cash equivalents	3,989,372	4,353,826

Investments in affiliates	1,222,317	1,552,789

Unpaid losses and loss expenses recoverable	3,909,110	3,997,722

Total assets	45,412,217	45,622,278

Unpaid losses and loss expenses	21,452,998	21,650,315

Deposit liabilities	2,436,809	2,710,987

Future policy benefit reserves	5,862,406	5,452,865

Unearned premiums	4,266,872	4,217,931

Notes payable and debt	2,445,230	3,189,734

Redeemable series C preference ordinary shares	182,673	500,000

Total shareholders’ equity	7,473,219	6,116,831

Diluted book value per ordinary share	$18.89	$15.46

Basic book value per ordinary share	$18.91	$15.46

Note 1: Certain items have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended June 30, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)

	Three Months Ended
	June 30
	(Unaudited)
	2009	2008

Net income available to ordinary shareholders	$79,949	$237,851

Net realized losses (gains) on investments, net of tax	82,859	(2,590)

Net realized and unrealized losses (gains) on investment derivatives, net of tax	(130)	(5,695)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	102	1

Net realized and unrealized losses (gains) on investments and derivatives of the Company's insurance company affiliates	(132)	(1,416)

Gain on repurchase of Series C preference ordinary shares	-	-

Mark-to-Market charge for Syncora facultative agreements	-	(17,946)

Charge in respect of guarantees issued to subsidiaries of Syncora	-	56,000

Operating income (Notes 1, and 2)	$162,648	$266,205

Per ordinary share results: (Note 2)
Net income (loss) attributable to ordinary shareholders	$0.23	$1.33

Operating Income (Note 1)	$0.47	$1.49

Weighted average ordinary shares outstanding:

Basic	342,153,533	179,054,435
Diluted	342,467,928	179,054,495

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$5,805,260	$8,012,272

Operating income (Note 1)	$162,648	$266,205

Annualized Operating income (Note 1)	$650,592	$1,064,820

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	11.2%	13.3%

Note 1: Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company's insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the six months ended June 30, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)

	Six Months Ended
	June 30
	(Unaudited)
	2009	2008

Net income available to ordinary shareholders	$258,328	$449,724

Net realized losses (gains) on investments, net of tax	325,723	95,787

Net realized and unrealized losses (gains) on investment derivatives, net of tax	1,350	(39,815)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	1,514	58

Net realized and unrealized losses (gains) on investments and derivatives of the Company's insurance company affiliates	(9)	(736)

Gain on repurchase of Series C preference ordinary shares	(211,816)	-

Mark-to-Market charge for Syncora facultative agreements	-	(17,946)

Charge in respect of guarantees issued to subsidiaries of Syncora	-	56,000

Operating income (Note 1, 2, and 3)	$375,090	$543,072

Per ordinary share results: (Note 2)
Net income (loss) attributable to ordinary shareholders	$0.76	$2.52

Operating Income (Note 1)	$1.11	$3.04

Weighted average ordinary shares outstanding:

Basic	339,155,217	178,701,331
Diluted	339,262,340	178,701,480

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$5,793,039	$8,358,668

Operating income (Note 1)	$375,090	$543,072

Annualized Operating income (Note 1)	$750,180	$1,086,144

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	12.9%	13.0%

Note 1: Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company's insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss.
Note 3: Diluted weighted average ordinary shares outstanding for year to date ended June 30, 2009 include the impact of the Company's 2008 Equity Security units ("ESU") on an "if converted" basis for the period January 1, 2009 to February 17, 2009 when they were converted into class A ordinary shares. Net income and Operating income per share for year to date ended June 30, 2009 have been adjusted to exclude $4,829 of ESU interest from January 1, 2009 to February 17, 2009.

Comment on Regulation G

This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of “operating income (loss)” and annualized return on ordinary shareholders' equity based on operating income (loss). Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd, in respect of subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions) and its P&C combined ratio.